Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FISCAL YEAR 2019

Ocala, FL…December 19, 2019 – Today Nobility Homes, Inc. (OTCQX: NOBH) announced increased sales and earnings results for its fiscal year ended November 2, 2019. Sales for fiscal year 2019 were up 11% to $47.3 million as compared to $42.8 million recorded in fiscal year 2018. Income from operations, up 45% for fiscal year 2019, was $8.3 million versus $5.7 million in the same period a year ago. Net income after taxes was $8.8 million as compared to $5.0 million for the same period last year. In June 2019 the Company sold its former Pace retail sales center property located in Pace, Florida for total net proceeds of $1.1 million and in October 2019 the Company sold its interest in Walden Woods South for total net proceeds of $1.5 million. Diluted earnings per share for fiscal year 2019 were $2.32 per share compared to $1.27 per share last year.

For the fourth quarter of fiscal 2019, sales were $11.8 million as compared to $12.8 million in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2019 was up 6% to $2.1 million versus $2.0 million in the same period last year. Net income after taxes was $2.9 million versus last year’s results of $1.6 million. Diluted earnings per share for the fourth quarter were $0.79 per share versus earnings of $0.40 per share last year.

Nobility’s financial position during fiscal year 2019 remained very strong with cash and cash equivalents, short term investments and certificates of deposit of $33.2 million and no outstanding debt. Working capital is $38.1 million and our ratio of current assets to current liabilities is 5.2:1. Stockholders’ equity is $49.5 million and the book value per share of common stock increased to $13.50.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida continues to be good. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2018 through October 2019 were up approximately 17% from the same period last year. Constrained consumer credit and the lack of lenders in our industry, partly as a result of an increase in government regulations, still affects our results by limiting many affordable manufactured housing buyers from purchasing homes. However, legislation may help improve this situation in the future.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country”.

On June 5, 2019 the Company celebrated its 52nd anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, uncertain economic conditions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, possible labor shortages, possible materials shortages, increasing labor cost, cyclical nature of the manufactured housing industry, impact of fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, impact of mandated tariffs on material prices, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	Nov. 2 2019	Nov. 3, 2018	Nov. 2 2019	Nov. 3, 2018
Net sales	$11,780,803	$12,796,547	$47,348,631	$42,812,265
Cost of sales	(8,188,674)	(9,386,554)	(33,695,631)	(32,132,238)

Gross profit	3,592,129	3,409,993	13,653,000	10,680,027
Selling, general and administrative expenses	(1,492,146)	(1,431,663)	(5,352,319)	(4,957,201)

Operating income	2,099,983	1,978,330	8,300,681	5,722,826

Other income:
Interest income	124,147	145,144	556,142	362,121
Undistributed earnings in joint venture – Majestic 21	17,552	21,220	78,107	100,137
Proceeds received under escrow arrangement	89,763	—	379,104	172,911
Gain on sale of assets	1,510,000	—	2,390,129	203,512
Miscellaneous	41,652	21,288	75,366	43,955

Total other income	1,783,114	187,652	3,478,848	882,636

Income before provision for income taxes	3,883,097	2,165,982	11,779,529	6,605,462
Income tax expense	(971,312)	(602,275)	(2,969,109)	(1,641,830)

Net income	2,911,785	1,563,707	8,810,420	4,963,632

Other comprehensive income (loss)
Unrealized investment income (loss), net of tax effect	45,432	28,730	5,024	(21,826)

Comprehensive income	$2,957,217	$1,592,437	$8,815,444	$4,941,806

Weighted average number of shares outstanding:
Basic	3,666,790	3,873,731	3,803,400	3,912,188
Diluted	3,668,170	3,876,034	3,804,673	3,914,312
Net income per share:
Basic	$0.79	$0.40	$2.32	$1.27
Diluted	$0.79	$0.40	$2.32	$1.27

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	November 2, 2019	November 3, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$22,533,965	$28,364,861
Certificates of Deposit	10,153,575	6,034,093
Short-term investments	521,283	537,767
Accounts receivable – trade	1,351,838	1,783,073
Note receivable	83,231	46,444
Mortgage notes receivable	17,896	15,664
Inventories	10,616,778	7,270,550
Pre-owned homes, net	331,103	933,640
Prepaid expense and other current assets	1,399,527	1,090,152

Total current assets	47,009,196	46,076,244

Property, plant and equipment, net	4,823,879	4,763,566
Pre-owned homes, net	808,128	473,191
Note receivable, less current portion	43,769	46,265
Mortgage notes receivable, less current portion	232,148	236,402
Other investments	1,649,273	1,571,166
Property held for sale	—	213,437
Deferred income taxes	80,405	40,156
Cash surrender value of life insurance	3,617,975	3,437,974
Other assets	156,287	156,287

Total assets	$58,421,060	$57,014,688

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,111,216	$1,085,095
Accrued compensation	748,626	869,657
Accrued expenses and other liabilities	2,055,949	1,349,381
Income taxes payable	2,016,132	579,786
Customer deposits	3,022,818	4,064,268

Total current liabilities	8,954,741	7,948,187

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized, 5,364,907 shares issued; 3,664,070 and 3,873,731 outstanding, respectively	536,491	536,491
Additional paid in capital	10,687,662	10,670,848
Retained earnings	55,298,754	50,352,546
Accumulated other comprehensive income	389,164	390,407
Less treasury stock at cost, 1,700,837 shares in 2019 and 1,491,176 shares in 2018	(17,445,752)	(12,883,791)

Total stockholders’ equity	49,466,319	49,066,501

Total liabilities and stockholders’ equity	$58,421,060	$57,014,688